Exhibit 10.38

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (this “Amendment”) is dated as of the 21st day of February, 2003, by and between Harvard Pilgrim Health Care, Inc., a Massachusetts corporation (“Sublandlord”) and Coley Pharmaceutical Group, Inc., a Delaware corporation (“Subtenant”).

A. Pursuant to that certain sublease between Sublandlord and Subtenant, dated as of March 8, 2001 (the “Original Sublease”) (together, the Original Sublease and this Amendment are referred to herein as the “Sublease”), Sublandlord agreed to sublease to Subtenant, and Subtenant subleased from Sublandlord, certain premises located in the building known as 93 Worcester Street, Wellesley, Massachusetts, as further identified in the Original Sublease (the “Premises”) subject to the terms and conditions more particularly set forth in the Original Sublease.

B. Sublandlord and Subtenant now desire to expand the rentable area of the Premises, to adjust the amount of the Base Rent due under the Sublease, and to cause other changes to the Sublease in accordance with the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. From and after the date hereof, the Original Sublease is hereby amended to add the following new definitions to Section 1.1:

Expansion Premises:	Sixty-seven (67) square feet on the first (1st) floor of the Premises.

Amendment Effective Date:	February 24, 2003.

2. From and after the Amendment Effective Date, the definitions of “Premises”, “Base Rent” and “Subtenant’s Share” set forth in Section 1.1 of the Original Sublease are hereby deleted and the following new definitions are added to the Sublease:

Premises:	The Premises consists of approximately 18,522 rentable square feet on a portion of the first (1st) floor of the building known as Wellesley Gateway (the “Building”) and located at 93 Worcester Street, Wellesley, Massachusetts. The Premises is approximately shown on the attached Exhibit A-1. The Premises demised under this Sublease comprises a portion of the premises leased (the “Leased Premises”) to Sublandlord by Prime Landlord (as defined in the Original Sublease) under the Prime Lease (as defined in the Original Sublease).

Base Rent:	$833,490.00 (payable in monthly installments of $69,457.50).

Subtenant’s Share:	6.86%

3. Sublease of Expansion Premises. Sublandlord hereby demises and subleases to Subtenant, commencing on the Amendment Effective Date and continuing thereafter for the remainder of the Term of the Sublease (as defined in Section 1.1 of the Original Sublease) and upon the terms and conditions set forth in the Sublease, and Subtenant hereby subleases from Sublandlord, the Expansion Premises. From and after the Amendment Effective Date, for all purposes of the Sublease, including, without limitation, the calculation of Additional Rent (as defined in the Original Sublease), all references in the Sublease to the “Premises” shall be deemed to mean the definition of Premises set forth in Paragraph 2 hereof, all references in the Sublease to the “rentable square feet” of the Premises shall be deemed to mean the rentable square feet of the Premises set forth in Paragraph 2 hereof, and all references in the Sublease to Subtenant’s Share shall mean Subtenant’s Share as set forth in Paragraph 2 hereof.

4. Term. The Sublease Term with regard to the Expansion Premises shall commence on the Amendment Effective Date and shall expire on the Fixed Expiration Date (as defined in Section 1.1 of the Original Sublease), as the same may be extended pursuant to the terms of the Original Sublease.

5. Base Rent. From and after the Amendment Effective Date, Subtenant shall pay Base Rent to Sublandlord in the amount set forth in Paragraph 2 of this Amendment. All Base Rent shall be paid by Subtenant at the times and in the manner set forth in the Original Sublease. From and after the Amendment Effective Date, all references in the Sublease to “Base Rent” shall be deemed to mean the Base Rent set forth in Paragraph 2 of this Amendment.

6. Use of the Expansion Premises. The Expansion Premises shall be used as a telephone and data closet to supplement the existing closet in the Premises and for no other purpose or purposes.

7. Broker. Each party represents and warrants to the other that it has not dealt with any broker or person in connection with this Amendment. The execution and delivery of this Amendment by each party shall be conclusive evidence that such party has relied on the foregoing representation and warranty. Each party shall indemnify and hold the other party harmless from and against any and all claims for commission, fee or other compensation by any person (other than the Broker) who shall claim to have dealt with such party in connection with this Amendment and for any and all costs incurred in connection with such claims, including, without limitation, reasonable attorneys’ fees and disbursements. The indemnifying party shall have the right, at its sole cost and expense, to defend any such claim with counsel reasonably satisfactory to the indemnified party and to settle or compromise any such claim provided that the indemnified party shall have no financial responsibility therefor or be otherwise prejudiced by any such compromise or settlement. The provisions of this Section shall survive the expiration of sooner termination of the Sublease or this Amendment.

8. Prime Landlord Consent. This Amendment is conditioned upon and subject to Prime Landlord’s consent and approval.

9. Exhibits. All references in the Sublease to Exhibit A shall be deemed to be references to Exhibit A-1.

10. Miscellaneous. All other terms and conditions of the Original Sublease, as amended hereby, remain in full force and effect, as so amended. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Sublease. The recitals set forth above are specifically incorporated into the body of this Amendment and shall be binding upon the parties hereto. Except as expressly amended hereby, all of the terms and conditions of the Sublease remain unchanged and in full force and effect. This Amendment is deemed incorporated into the Sublease by reference as of the date hereof; provided, however, in the event of any conflict or inconsistency between the terms and provisions of the Sublease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern and control. This Amendment may be executed in any number of counterparts with the same effect as if all of the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

SUBLANDLORD:

Harvard Pilgrim Health Care, Inc.

By:	/s/ HAROLD PUTNAM

Name:	Harold Putnam

Title:	V.P., Treasurer

SUBTENANT:

Coley Pharmaceutical Group, Inc.

By:	/s/ CHARLES E. YON

Name:	Charles E. Yon

Title:	VP, General Counsel